SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                               Form 8-K

                            CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 26, 1997

Exact name of registrant as specified in its charter:
                    First Financial Corporation

State or other jurisdiction of incorporation:  Texas
                   Commission File Number:   0-5559

IRS Employer Identification No.:   74-1502313

Address of principal executive offices:
                  800 Washington Avenue, Waco, Texas 76703

Registrant's telephone number, including area code: (254) 757-2424

Former name or former address, if changed since last report:  N\A

Item 1 Changes in Control of Registrant

     On December 26, 1997, David W. Mann resigned as Trustee of the David W. Mann 1990 Trust (the "Trust") and Robert A. Mann became the successor Trustee. No consideration was paid with respect to said resignation.

     The Trust is the sole shareholder of FFC Holdings, Inc. ("FFCH"), which is the sole general partner of First Financial Holdings, Ltd. ("Holdings"). Holdings owns 92,742 shares, constituting 53.44 percent, of the outstanding common stock of First Financial Corporation (the "Company"), which is voted by its general partner, FFCH. David W. Mann previously shared with Robert A. Mann voting and investment power with respect to the 92,742 shares of Company stock owned by Holdings because he voted, as Trustee of the Trust, the stock of FFCH. Robert A. Mann is the President and sole director of FFCH. As a result of the resignation of David W. Mann and the succession of Robert A. Mann as Trustee of the Trust, Robert A. Mann now has sole voting and investment power with respect to said 92,742 shares of Company common stock.

     The Trust is also the sole shareholder of Bluebonnet Enterprises, Inc. ("BEI"), which is a general partner, along with Robert A. Mann, of Bluebonnet Investments, Ltd. ("BIL"). BIL owns 9,255 shares, constituting
5.33 percent, of the outstanding common stock of the Company.

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BIL's partnership agreement provides that the general partners have the sole management rights in partnership affairs, including the voting of securities owned by the partnership, but the agreement further provides that so long as Robert A. Mann is acting as the individual general partner, he shall no right to vote or determine not to vote shares of stock of a "controlled corporation" as that term is defined in Section 2076 of the Internal Revenue Code and applicable regulations. This provision is interpreted by BIL to mean that Robert A. Mann, in his individual capacity, has no voting power with respect to the 9,255 shares of the Company owned by BIL. However, Robert A. Mann is also the Chairman of the Board, President and sole director of BEI and, thus, in his capacity as an officer and director of BEI, exercises voting power and investment power with respect to the 9,255 shares of Company stock owned by BIL. David W. Mann previously shared with Robert A. Mann voting and investment power with respect to the 9,255 shares of Company stock owned by BIL because he voted, as Trustee of the Trust, the stock of BEI. However, as a result of the resignation of David W. Mann and the succession of Robert A. Mann as Trustee of the Trust, Robert A. Mann now has sole voting and investment power with respect to said 9,255 shares of Company common stock.

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   FIRST FINANCIAL CORPORATION

                                   By:  /s/ Annie Laurie Miller,
                                        Executive Vice President and
                                        Chief Financial Officer

Date:     January 12, 1998